Exhibit 99.1

THE HOME DEPOT ANNOUNCES FIRST QUARTER RESULTS

ATLANTA, May 20, 2008 — The Home Depot®, the world’s largest home improvement retailer, today reported fiscal 2008 first quarter consolidated net earnings of $356 million, or $0.21 per diluted share, compared with $1.0 billion, or $0.53 per diluted share, in the same period in fiscal 2007.  These results reflect a nonrecurring charge of $543 million due to the recently announced closing of 15 stores and removal of 50 stores from the future growth pipeline.  Excluding this nonrecurring charge, the Company reported consolidated net earnings of $697 million, or $0.41 per diluted share.

Sales for the first quarter totaled $17.9 billion, a 3.4 percent decrease from the first quarter of fiscal 2007, reflecting negative comparable store sales of 6.5 percent, offset in part by sales from new stores.  Due to the 14th week in the fourth quarter of 2007, first quarter benefited from a seasonal timing change that added approximately $536 million to sales.

“The housing and home improvement markets remained difficult in the first quarter; in fact, conditions worsened in many areas of the country,” said Frank Blake, chairman & CEO.  “I want to thank our associates for their hard work in a tough environment.  We will continue to invest wisely in our core retail business to earn our customers’ confidence and ensure the long-term health of our business.”

“In addition, our decision to close stores and remove planned stores from our pipeline demonstrates our commitment to disciplined capital allocation. This discipline and reinvestment in our existing stores will benefit our shareholders, associates and customers,” said Blake.

On June 5th at 8 a.m. ET, the Company will hold its Investor and Analyst Conference to update the investment community on key areas of the business.  All presentations will be webcast live at homedepot.com in the Investor Relations section.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters.  The conference call will be available in its entirety through a webcast and replay at homedepot.com in the Investor Relations section.

At the end of the first quarter, the Company operated a total of 2,258 retail stores, which included 1,970 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico, the territory of the U.S. Virgin Islands and the territory of Guam), 166 stores in Canada, 69 stores in Mexico, 12 stores in China, as well as 2 THD Design Centers, 5 Yardbirds stores and 34 EXPO Design Center locations. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

To provide clarity about the Company’s operating performance for the recently completed fiscal quarter, the Company has supplemented its reporting with non-GAAP measurements to reflect the store rationalization charge. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measurements.  The Company believes that such non-GAAP measures provide management and investors with meaningful information to understand and analyze the Company’s performance.

Certain statements contained herein, including any statements related to the state of the home improvement market, the state of the construction and housing markets, and our reinvestment plans, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. While these statements are based on currently available information and current expectations and projections about future events, such forward-looking statements may prove to be incorrect. Risks and uncertainties include but are not limited to: economic conditions in North America; changes in our cost structure; our ability to attract, train and retain highly qualified associates; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions, improving and streamlining operations, and customers’ in-store experience. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 3, 2008.

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For more information, contact:

Financial Community	News Media
Diane Dayhoff	Paula Drake
Sr. Vice President of Investor Relations	Sr. Mgr., Corporate Communications
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MAY 4, 2008 AND APRIL 29, 2007

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase
	5-4-08	4-29-07	(Decrease)
NET SALES	$17,907	$18,545	(3.4)%
Cost of Sales	11,835	12,282	(3.6)
GROSS PROFIT	6,072	6,263	(3.0)

Operating Expenses:
Selling, General and Administrative	4,900	4,186	17.1
Depreciation and Amortization	444	405	9.6
Total Operating Expenses	5,344	4,591	16.4

OPERATING INCOME	728	1,672	(56.5)

Interest (Income) Expense:
Interest and Investment Income	(3)	(11)	(72.7)
Interest Expense	167	171	(2.3)
Interest, net	164	160	2.5

EARNINGS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	564	1,512	(62.7)

Provision for Income Taxes	208	565	(63.2)

EARNINGS FROM CONTINUING OPERATIONS	356	947	(62.4)

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	99	(100.0)

NET EARNINGS	$356	$1,046	(66.0)%

Weighted Average Common Shares	1,679	1,959	(14.3)%

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.21	$0.48	(56.3)
BASIC EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$—	$0.05	(100.0)
BASIC EARNINGS PER SHARE	$0.21	$0.53	(60.4)

Diluted Weighted Average Common Shares	1,683	1,969	(14.5)%

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.21	$0.48	(56.3)
DILUTED EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$—	$0.05	(100.0)
DILUTED EARNINGS PER SHARE	$0.21	$0.53	(60.4)

	Three Months Ended		% Increase
SELECTED HIGHLIGHTS(1)	5-4-08	4-29-07	(Decrease)
Number of Customer Transactions	314	318	(1.3)%
Average Ticket	$57.36	$59.01	(2.8)
Weighted Average Weekly Sales per Operating Store	$616	$665	(7.4)
Square Footage at End of Period	237	228	3.9
Capital Expenditures	$530	$641	(17.3)
Depreciation and Amortization(2)	$474	$435	9.0

(1) Includes continuing operations only.

(2) Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MAY 4, 2008, APRIL 29, 2007 AND FEBRUARY 3, 2008

(Amounts in Millions)

	5-4-08	4-29-07	2-3-08
	(Unaudited)	(Unaudited)	(Audited)

ASSETS
Cash and Short-Term Investments	$779	$2,081	$457
Receivables, net	1,571	3,529	1,259
Merchandise Inventories	12,637	14,413	11,731
Other Current Assets	1,353	1,496	1,227
Total Current Assets	16,340	21,519	14,674

Property and Equipment, net	27,113	26,889	27,476
Goodwill	1,210	6,357	1,209
Other Assets	933	1,316	965
TOTAL ASSETS	$45,596	$56,081	$44,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-Term Debt	$495	$—	$1,747
Accounts Payable	7,861	9,706	5,732
Accrued Salaries and Related Expenses	1,029	1,175	1,094
Current Installments of Long-Term Debt	300	19	300
Other Current Liabilities	4,434	4,943	3,833
Total Current Liabilities	14,119	15,843	12,706

Long-Term Debt	11,339	11,640	11,383
Other Long-Term Liabilities	2,432	2,925	2,521
Total Liabilities	27,890	30,408	26,610

Total Stockholders’ Equity	17,706	25,673	17,714
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,596	$56,081	$44,324